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                                                                     EXHIBIT 2.2


                  AMENDMENT TO ASSET PURCHASE AND SALE AGREEMENT

         This Amendment to Asset Purchase and Sale Agreement ("Amendment") is entered into as of May 14, 1998, by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation ("Seller") and UNITED STATES EXPLORATION, INC., a Colorado corporation ("Buyer").

         WHEREAS, Seller and Buyer entered into and Asset Purchase and Sale Agreement dated April 9, 1998 (the "Agreement") which the Parties desire to amend as set forth below.

         NOW, THEREFORE, the Parties agree to amend the Agreement as follows:

         A. Capitalized terms used in this Amendment shall have the meanings defined in the Agreement.

         B.       Exhibits "A", "A-1", "A-2", "C", "D-1" and "D-2" to the
                  Agreement are deleted in their entirety and Exhibits "A", "A-1", "A-2", "C", "D-1" and "D-2" attached to this Amendment and made a part hereof are substituted in their place.

         C. Article 2.01 of the Agreement is deleted and the following provision substituted in its place:

         2.01     SALE AND PURCHASE.

                  (a) INCLUDED ASSETS. Subject to the terms and conditions of this Agreement and in consideration of Buyer's payment to Seller of the Purchase Price as herein provided, Buyer agrees to purchase from Seller, and Seller agrees to sell and convey to Buyer, the Assets.

                  (b) EXCLUDED ASSETS. Notwithstanding anything herein provided to the contrary, the term "Assets" as used in this Agreement shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (i) all cash, deposits, checks, funds, accounts receivable, notes receivable, or similar items attributable to the Assets with respect to any period of time prior to the Effective Date, except for those funds in suspense accounts to be delivered to Buyer pursuant to Article 13.01(b) hereof and except as provided in Article 13.02(e) hereof; (ii) all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date and all proceeds attributable thereto, and all Hydrocarbons that, at the Effective Date, are owned by Seller and are above pipeline connection and in storage or otherwise held in inventory and all proceeds attributable thereto;
                           (iii) all fee mineral interests and fee royalty interests owned by Seller, provided, however, if all or any portion of Seller's NRI in a Well listed in Exhibit "A" or an Upside Location listed in Exhibit "B" is attributable to a fee mineral interest or


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                           fee royalty interest, Seller shall convey to Buyer at
                           the Closing an oil, gas and mineral lease, in the form and containing the terms and conditions set forth in Exhibit "D-2" hereto, covering said fee mineral interest or fee royalty interest for such Well shown in Exhibit "A" or such Upside Location in Exhibit "B"; (iv) Assets conveyed to third parties pursuant to Preference Rights as provided in Article
                           18.01 or retained by Seller because of the failure to obtain, comply with or otherwise satisfy a Transfer Requirement as provided in Article 18.02; (v) for each Lease assigned to Buyer, there is reserved to Seller an overriding royalty equal to the excess, if any, of 17.5% of 8/8ths of production from such Lease over the aggregate burdens of record as more fully described in the Exhibit "D-1"; and (vi) all geophysical, seismic and other technical data and interpretations specifically related to the Assets, provided, however, that Seller agrees to provide
                           Buyer with a seismic license of any such data that Seller is lawfully permitted to license at Closing. Buyer agrees to pay Seller's costs to reproduce the data covered thereby.

                  (c) WELD COUNTY PARTNERSHIP. Seller agrees to assign to Buyer its partnership interest in the Weld County Partnership Agreement entered into December 31, 1982, between Champlin Petroleum Company and True Oil Company (the "Weld County Partnership") on and effective such date, if ever, that Seller's allocated share of partnership income and costs is 91%. Upon such assignment to Buyer, the Weld County Partnership shall be deemed to be an Asset under this Agreement and Buyer shall be subject to all leases, joint operating agreements and other agreements with respect thereto. Seller's obligations under this
                           Article 2.01 (c) shall be subject to any Transfer Requirements.

         D. Article 14 (a)-(d) of the Agreement is deleted and the following provisions substituted in their place:

                  (a) REVENUES. Except as provided in Article 13.02(e), all proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and be retained by or paid over to Seller. All proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer, except for Hydrocarbons that, at the Effective Date, are attributable to the Assets and are in storage or are otherwise held in inventory and all proceeds attributable thereto.



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                  (b)      EXPENSES. All costs, expenses, accounts payable and
                           accrued liabilities attributable to the Assets with respect to any period of time prior to the Effective Date, shall be the obligation of and paid by Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All costs, expenses, accounts payable and accrued liabilities attributable to the Assets with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by Buyer.

                  (c) AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations shall be apportioned as of the Effective Date between Buyer and Seller. All such taxes allocable to the period prior to the Effective Date shall be paid by Seller, and all such taxes allocable to the period after the Effective Date and after shall be paid by Buyer. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of Seller. Seller shall pay ad valorem taxes for 1998 based on 1997 production, and Buyer shall reimburse Seller for the lesser of 50% of the amount of such taxes or $150,000. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which relate to any period ending after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns, subject to Buyer's right to require Seller to pay any portion thereof relating to a period prior to the Effective Date under Article 14(g).

                  (d) SALES TAXES, FILING FEES, ETC. Buyer shall be liable for any sales taxes or other transfer taxes, as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale of the Assets. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment thereof. If Buyer represents to Seller that Seller is not required by applicable state law to report and pay a particular tax or fee, then Buyer shall indemnify Seller and hold it harmless from any Losses resulting from such representation.

         E. Article 19.12 is amended by changing the name of Seller from "Union Pacific Oil & Gas Company" to "Union Pacific Resources Company".



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         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.


SELLER'S                                SELLER:
TAX ID NO.  73-0739973
                                        UNION PACIFIC RESOURCES COMPANY


                                        By: /s/ JOSEPH F. CARROLL
                                           -----------------------------------
                                           Joseph F. Carroll
                                           Attorney-in-Fact



BUYER'S                                 BUYER:
TAX ID NO. 84-1120323
                                        UNITED STATES EXPLORATION, INC.


                                        By: /s/ BRUCE D. BENSON
                                           -----------------------------------
                                           Bruce D. Benson
                                           Chairman, CEO, President